PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant  [ x ]

Filed by a Party other than the Registrant
Check the appropriate box:

[   ] Preliminary Proxy Statement        [   ]  Confidential, for Use of the
[   ] Definitive Proxy Statement               Commission Only (as permitted
[ X ] Definitive Additional Materials          by Rule 14a-6(e)(2))
[   ] Soliciting Material Pursuant to
        sections 240.14a-11(c) or
        sections 240.14a-12


                                AmTec, Inc.
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              (Name of Registrant as Specified in its Charter)

  -----------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement if other than the Registrant)


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      2)  Aggregate number of securities to which transaction applies:
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      statement number, or the Form or Schedule and the date of its filing.

      1)  Amount Previously Paid:
      2)  Form, Schedule or Registration Statement No.: Schedule 14A
      3)  Filing Party: AmTec, Inc.
      4)  Date Filed:




                                AmTec, Inc.
                      599 Lexington Avenue, 44th Floor
                       New York, New York 10022-6030


September 24, 1999

To Our Stockholders:

          The 1998 and 1999 Annual Meeting of Stockholders, which commenced on September 24, 1999, was adjourned by vote of stockholders to allow additional time for stockholders to return their proxies to the Company. We had a very good discussion on the progress AmTec is making in our new business. The adjourned meetings will recommence at the offices of the Company at 599 Lexington Avenue, 44th Floor, New York, New York, on October 20, 1999, at 9:00 a.m. EST, for the purposes specified in the Notice of the Meeting and Proxy Statement previously sent to stockholders. The results of the meeting will be published in our next 10-Q report.

          To assist in the solicitation of proxies, the Company has retained the proxy solicitation firm of ChaseMellon Consulting Services LLC. The Company has agreed to pay such firm a fee of approximately $9,000 for its services, plus expenses.

          If you have already voted and wish your previous vote to stand, no action is required on your part. However, If you have not yet voted, you may do so by signing and returning you proxy card prior to the adjourned meeting on October 20, 1999. If you have already voted but want to change your vote on any Proposal for any reason, you may do so by contacting the above proxy soliciting firm at 212-273-8100 and requesting a new proxy card. You can fax the new proxy card to 212-273-8160. If your shares are held by your broker or banker, please contact the person responsible for you account for assistance.

          Thank you for your continued support.

                                          Sincerely,

                                          /s/ Joseph R. Wright, Jr.
                                          Chairman